Exhibit 10.3

THIS NOTE WAS ORIGINALLY ISSUED ON DECEMBER 23, 2004, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

PAYMENT WITH RESPECT TO THIS NOTE IS SUBJECT TO CERTAIN SUBORDINATION PROVISIONS SET FORTH IN SECTION 3 HEREIN.

EAGLE FAMILY FOODS, INC.

SUBORDINATED PROMISSORY NOTE

December 23, 2004	$2,000,000

Eagle Family Foods, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Milnot Holding Corporation, a Delaware corporation (together with its successors and Permitted Assigns, the “Seller”), the aggregate principal amount of $2,000,000 (as the same may be adjusted in accordance with the provisions hereof), together with interest thereon calculated from the date hereof in accordance with the provisions of this Subordinated Promissory Note (this “Note”). Except as otherwise defined in this Note, capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement (defined below).

This Note is the “Seller Note” referred to in the Purchase Agreement. The holder of this Note is entitled to the benefits of the Purchase Agreement and to enforce the agreements of the Company contained therein. In the event that (i) the Final True-Up Balance plus the Indemnified Net Working Capital Shortfall is less than the Final Closing Net Working Capital pursuant to the provisions of Section 2.3(h)(ii) of the Purchase Agreement or (ii) the Company is entitled (pursuant to mutual agreement, a determination by the Independent Accounting Firm or a determination by the arbitrators described in Section 10.9 of the Purchase Agreement, as applicable) to any indemnification payments pursuant to Section 9.2(a) or 9.2(b) of the Purchase Agreement, such amounts shall be automatically, without any further action of the Company, setoff against the outstanding principal amount and accrued but unpaid interest on this Note and only after this Note has otherwise been paid in full may the Company seek additional reimbursement from the Seller in accordance with the applicable provisions of the Purchase Agreement.

1. Interest. Interest shall accrue on a daily basis at a rate equal to 90-Day LIBOR as published in The Wall Street Journal from time to time plus two percent (2%) per annum (or, if less, at the highest rate then permitted under applicable law) (calculated on the basis of a 360 day year) on the unpaid principal amount outstanding from time to time. Interest will compound on a quarterly basis.

2. Principal.

(a) Generally. The outstanding principal amount and all accrued but unpaid interest shall be paid in full on the first to occur of (i) November 1, 2007, (ii) a Sale of the Company or (iii) a Recapitalization.

(b) Optional Prepayment. Subject to Section 3 hereof, the Company shall be entitled to prepay all or any portion of the outstanding principal amount of this Note without premium or penalty at any time. Upon any such optional prepayment, the Company shall pay all accrued and unpaid interest on the principal amount so prepaid.

3. Subordination; Restrictions on Payment.

(a) Notwithstanding anything in this Note to the contrary, the obligations of the Company on or in respect of this Note (including, without limitation, the principal, interest, fees and charges on this Note) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Superior Debt.

(b) Anything in this Note to the contrary notwithstanding, after (i) notice (such notice, the “Payment Default Blockage Notice”) from any holder of Superior Debt has been received by the Seller that any payment of the principal of or interest, fees or other amounts on any Superior Debt has not been paid when due, whether at stated maturity, by mandatory prepayment, by acceleration or otherwise (each, a “Payment Default”) and remains unpaid or (ii) notice from the Designated Holder has been received by the Seller that an event of default under any Superior Debt Agreement other than as described in clause (b)(i) above has occurred and is continuing (such notice, the “Ordinary Default Blockage Notice” and together with the Payment Default Blockage Notice, the “Blockage Notices”), the Company shall not make, nor shall the Seller accept, any payments (whether in cash, securities or other property but excluding any amounts which are setoff pursuant to the provisions of this Note against the outstanding principal amount and accrued but unpaid interest on this Note) of principal, interest or other amounts due or past due (other than reasonable fees and expenses in connection with amendments, waivers and forbearances) until, in the case of clause (b)(i) above, the Payment Default no longer exists and in the case of clause (b)(ii), the earlier of (x) the cessation of such event of default or (y) 180 days after the receipt of the applicable Ordinary Default Blockage Notice by the Seller. The Seller shall immediately deliver any Blockage Notice that it receives to the Company. The Seller shall not be required to honor more than four (4) Ordinary Default Blockage Notices, and no Ordinary Default Blockage Notice shall be effective unless 270 days have passed since the last notice for an Ordinary Default.

(c) Any amendment or modification of the terms of Sections 1, 2 or 3 of this Note shall not be effective unless each holder or transferee of Superior Debt (or the Designated Holder on behalf of such holder as provided in the applicable Superior Debt Documents) so consents in writing.

(d) If, notwithstanding the provisions of Section 3 of this Note, any payment or distribution of any character (whether in cash, securities or other property but excluding any amounts which are setoff pursuant to the provisions of this Note against the outstanding principal amount and accrued but unpaid interest on this Note) or any security shall be received by the Seller in contravention of this Section 3 and before all the Superior Debt (other than contingent indemnity obligations) shall have been paid in full in cash, such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the Designated Holder for application first for the payment in full of the obligations under the Senior Credit Agreement and thereafter according to the priorities of other Superior Debt and ratably among the holders of such other class of Superior Debt. Any such payments received by the holder of this Note and delivered to the holders of the Superior Debt shall be deemed not to be a payment on this Note for any reason whatsoever and the indebtedness under this Note shall remain as if such erroneous payment had never been paid by the Company or received by the Seller. In the event of the failure of Seller to endorse or assign any such payment, distribution or security, each holder of any Superior Debt is hereby irrevocably authorized to endorse or assign the same.

(e) No present or future holder of Superior Debt shall be prejudiced in its right to enforce the provisions of Section 3 of this Note by any act or failure to act on the part of the Company.

(f) From and after the date of the receipt of any Blockage Notice by the Seller pursuant to the terms of this Section 3 (each of the events giving rise to the Blockage Notice or such Event of Default, a “Blockage Event”), the Seller shall not take or continue any action, or exercise or continue to exercise any rights, remedies or powers under the terms of this Note, or exercise or continue to exercise any other right or remedy at law or equity that the Seller might otherwise possess, to collect any amount due and payable in respect of this Note, including, without limitation, the acceleration of this Note, the commencement of any foreclosure on any lien or security interest, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction (and shall discontinue and cease any such actions including if this Note has already been accelerated, the Seller will, immediately upon becoming aware of the occurrence of such Blockage Event, rescind such acceleration), until:

(i)	the Superior Debt (other than contingent indemnity obligations) shall have been fully and finally paid (in cash) and all lending commitments under the Senior Credit Agreement shall have been terminated;

(ii)	the occurrence of an Insolvency Event;

(iii)	the written consent of the applicable requisite holders of Superior Debt terminating the Blockage Notice;

(iv)	the Event of Default giving rise to the Blockage Notice shall have been cured or waived; or

(v)	a period of 180 days commencing on the date of the Ordinary Default Blockage Notice, if applicable, shall have elapsed.

Notwithstanding the foregoing or any permissible action taken by the Seller, the Seller shall not be entitled to receive any payment in contravention of the other provisions of this Section 3 before all Superior Debt (other than contingent indemnity obligations) shall have been paid in full in cash and all lending commitments under the Senior Credit Agreement shall have terminated, but shall be entitled to (a) file proofs of claim and other similar actions (provided, however, that if the Seller has not filed a proof claim within five (5) days of the bar for such filing, the holders of the Superior Debt may file such proof of claim), (b) vote its claims with respect to the obligations under this Note in any bankruptcy proceeding as long as the rights of any holder of Superior Debt are not adversely affected and (c) retain distribution of securities that are subordinated on substantially the same terms hereof.

(g) If any payment or distribution to which Seller would otherwise have been entitled but for the provisions of this Section 3 shall have been applied, pursuant to the provisions of this Section 3, to the payment of Superior Debt, then and in such case and to such extent, the Seller following payment in full in cash of the Superior Debt (other than contingent indemnity obligations) and the termination of all lending commitments under the Senior Credit Agreement shall be entitled to receive any and all further payments or distributions applicable to Superior Debt, and following payment in full in cash of the Superior Debt (other than contingent indemnity obligations), shall be subrogated to the rights of the holders of the Superior Debt to receive distributions applicable to the Superior Debt, in each case until this Note shall have been paid in full in cash or such other consideration acceptable to the Seller in its sole discretion. If the Seller has been subrogated to the rights of the holders of Superior Debt due to the operation of this Section 3(j), the Company agrees to take all such reasonable actions as are requested by the Seller in order to cause the Seller to obtain payments from the Company with respect to such subrogation rights as soon as possible.

(h) The provisions of this Section 3 are solely for the purpose of defining the relative rights of the holders of Superior Debt, on the one hand, and the Seller on the other, against the Company and its assets, and nothing herein is intended to or shall impair, as between the Company and the Seller, the obligations of this Company under this Note, to pay to the Seller the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Seller and creditors of the Company other than the holders of the Superior Debt, nor, except as provided in this Section 3, will anything herein or therein prevent the Seller from exercising all remedies otherwise permitted under this Note subject to the rights, if any, under this Section 3 of the holders of Superior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy and subject to this Section 3. The provisions of this Section 3 are for the benefit of the holders of Superior Debt, and may be enforced by, the Designated Holder.

(i) This Note is on a parity with the Company’s 8 3/4% Senior Subordinated Notes due 2008.

4. [Reserved.]

5. Events of Default.

(a) Definition. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(i)	the Company fails to pay when due and payable (whether at maturity or otherwise) the principal payment on this Note, together with accrued and unpaid interest thereof, within five (5) business days after the due date thereof;

(ii)	the Company breaches any term of this Note and fails to remedy the same within thirty (30) days following receipt of notice of such breach from the Seller or an event of default shall have occurred under the Investor Note;

(iii)	an Insolvency Event occurs; or

(iv)	the Superior Debt has become due and payable in full by acceleration prior to maturity.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b) Consequences of Events of Default. Subject to Section 3:

(i)	If any Event of Default of the type described in Section 5(a)(i), Section 5(a)(ii) or Section 5(a)(iv) has occurred and is continuing, the Seller may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Note (together with all such other amounts then due and payable). If the Seller demands immediate payment of all or any portion of this Note, the Company shall immediately pay to the Seller all amounts due and payable with respect to this Note. In addition, during the period, if any, in which an Event of Default of the type described in Section 5(a)(i), Section 5(a)(ii) or Section 5(a)(iv) has occurred and is continuing, the interest rate on this Note will increase immediately to twelve percent (12%) per annum. Any such increase of the interest rate resulting from the operation of this Section 5(b)(i) will terminate as of the close of business on the next day on which no Event of Default exists.

(ii)	If an Event of Default of the type described in Section 5(a)(iii) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the Seller, and the Company shall immediately pay to the Seller all amounts due and payable with respect to this Note.

(iii)	The Seller shall also have any other rights which it may have pursuant to applicable law.

(iv)	The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment thereunder, may be extended from time to time and that the Seller may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

6. Covenants.

(a) As long as any amount of principal or accrued interest is owed under this Note, the Company shall deliver to Seller (i) a quarterly, unaudited consolidated balance sheet of the Company and its subsidiaries and related statements of income and cash flows for the period then ending no later than sixty (60) days following the end of each fiscal quarter starting with the fiscal quarter ending on April 2, 2005, in each case prepared in conformity with U.S. generally accepted accounting principles (subject to the absence of footnote disclosures and year-end adjustments) and (ii) an annual, audited consolidated balance sheet of the Company and its Subsidiaries and related statements of financial income and cash flows for the period then ending no later than one hundred twenty (120) days following the end of each fiscal year starting with the fiscal year ending on July 2, 2005; provided that the Company shall not have any obligation under this Section 6(a) during any period in which the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(b) Upon prior written notice to the Company, the Company shall permit Seller, at Seller’s sole cost and expense, to have access to its employees and those of its Subsidiaries at reasonable times and places during regular business hours. The Company shall have the right to designate a representative to accompany any representative of Seller during any such meeting, and the Company shall have the right to have its representative present during any discussions by the Seller with any employee of Company or its Subsidiaries.

(c) The Company shall not, and shall not permit any of its Subsidiaries to, declare, redeem or make any distribution or payment or other distribution of cash on account of any equity interest in such Person, except (i) that the foregoing shall not restrict the ability of any Subsidiary of the Company to make any payment or distribution, or take any of the actions, referred to in Section 4.05 of the Indenture, dated as of January 23, 1998 (the “Indenture”), between the Company and IBJ Schroder Bank & Trust Company, as trustee, and (ii) for any of the foregoing permitted pursuant to the terms of any Superior Debt Agreement.

(d) The Company shall not, and shall not permit any of its Subsidiaries to, make any payment with respect to any Other Debt, except (i) that the foregoing shall not restrict the ability of any Subsidiary of the Company to make any payment or distribution, or take any of the actions, referred to in Section 4.05 of the Indenture, (ii) for any such payment permitted pursuant to the terms of any Superior Debt Agreement and (iii) for any such payment permitted or required pursuant to the Subordinated Promissory Note, made by the Company in favor of Dairy Farmers of America, Inc., dated as of December 21, 2004 (as in effect on the date hereof).

7. Amendment and Waiver. Except as otherwise expressly provided herein (including, without limitation, Section 3(c)), the provisions of this Note may be amended only with the consent of the Company and the Seller, and the Company may take any action prohibited under this Note, or omit to perform any act required to be performed by it under this Note, only if the Company has obtained the written consent of the Seller.

8. Costs of Collection. Subject to Section 3, in the event any amount due and owing is not paid when due at any stated or accelerated maturity, the party owing such amount shall pay, in addition to such amount, all reasonable out-of-pocket costs of collection of the collecting party, including the collecting party’s reasonable out-of-pocket attorneys’ fees. Subject to Section 3, during such time as an Event of Default under the terms and conditions of this Note shall be continuing, the Company shall pay to the Seller all reasonable out-of-pocket costs and expenses incurred by the Seller in enforcing its rights under this Note as a result of such Event of Default.

9. Usury Savings Clause. The Company and the Seller intend to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is the Company’s and the Seller’s express intention that the Company not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 9 shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note, and the provisions hereof shall immediately be reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

10. Definitions. For purposes of this Note, the following capitalized terms have the following meaning:

“Affiliate” of any Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, the term “control”, “controlled by” or “under common control with” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Designated Holder” means the “Administrative Agent” under the Senior Credit Agreement or any such Person designated by the lenders under the Senior Credit Agreement or, if no Senior Credit Agreement then exists and all obligations thereunder have been paid in full in cash, by any such Person designated by the holders of Superior Debt. For the avoidance of doubt, the “Administrative Agent” under the Senior Credit Agreement shall act solely as an agent of the “Lenders” under the Senior Credit Agreement and nothing contained in this Note (including, without limitation, its designation as “Designated Seller” hereunder), whether express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent under the Senior Credit Agreement any obligation or duty towards, or relationship of any agency or trust with or for, any other holder of Superior Debt, the Seller, the Company or any Guarantor.

“Insolvency Event” means the occurrence of any of the following: (i) the Company makes a general assignment for the benefit of creditors; (ii) an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; (iii) any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; (iv) the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or (v) any such petition or application is filed, or any such proceeding is commenced, against the Company and not dismissed or stayed within 60 days.

“Other Debt” means all principal of, premium (if any), interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (i) indebtedness for borrowed money of the Company (including, without limitation, guarantees and other contingent obligations with respect to indebtedness for borrowed money of its Subsidiaries) of the type typically held by commercial banks, investment banks, insurance companies and other recognized lending institutions, entities and funds, whether now outstanding or hereafter created, incurred, assumed or guaranteed which is not Superior Debt, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, of the type typically held by commercial banks, investment banks, insurance companies and other recognized lending institutions or entities, whether now outstanding or hereafter created, incurred, assumed or guaranteed which is not Superior Debt (together with renewals, extensions, refundings, refinancings, deferrals, restructurings, amendments and modifications of the items described in (i) or (ii) above).

“Permitted Assign” means (i) any Affiliate of the Seller that has received an assignment of this Note with, as long as no Event of Default has occurred and is continuing, the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) any bank or financial institution as a pledgee that has received possession of this Note as security for the Seller’s indebtedness for borrowed money.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Purchase Agreement” means that certain Stock Purchase Agreement, dated as of December 23, 2004, by and between the Seller and the Company, as the same is amended, modified, supplemented or waived from time to time.

“Recapitalization” means any recapitalization, redemption or refinancing by the Company or Milnot Company pursuant to which holders of the Company’s equity securities receive a cash dividend, cash or publicly traded securities in exchange for such equity securities.

“Sale of the Company” means any transaction or series of transactions pursuant to which any Person or group of related Persons acquire directly or indirectly (i) equity securities of the Company or Milnot Company possessing the voting power under normal circumstances to elect a majority of the Company’s or Milnot Company’s board of directors, or (ii) all or substantially all of the Company’s or Milnot Company’s assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale, issuance or transfer of the Company’s or Milnot Company’s equity securities or sale or transfer of the Company’s or Milnot Company’s consolidated assets or otherwise).

“Senior Credit Agreement” means that certain Financing Agreement, dated as of March 23, 2004, by and among Eagle Family Foods Holdings, Inc., Eagle Family Foods, Inc., the financial institutions from time to time party there to, Fortress Credit Opportunities, ILP, as collateral agent for the Lenders, and Congress Financial Corporation (Central), as administrative agent for the Lenders, as such Financing Agreement has been and may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Superior Debt” means any and all obligations of the Company and its Subsidiaries arising under the Senior Credit Agreement and each document related thereto or executed in connection therewith together with amendments and modifications thereof and including in all events any extensions, refinancings or restructurings thereof.

“Superior Debt Agreements” shall mean the Senior Credit Agreement and each document related thereto or executed in connection therewith.

11. Cancellation. Immediately after all principal and accrued interest at any time owed on this Note has been indefeasibly paid in full, this Note shall be automatically canceled and the Seller shall immediately surrender this Note to the Company for cancellation. After cancellation of this Note, this Note shall not be reissued.

12. Payments; Place of Payment. All payments to be made to the Seller shall be made in the lawful money of the United States of America in immediately available funds. Payments of principal and interest shall be delivered to the Seller at the address of the Seller set forth on the Company’s records or at such other address as is specified by prior written notice by the Seller to the Company.

13. Governing Law. All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

14. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York or the State of Illinois, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

15. Guaranty. Any and all of the obligations of each Guarantor hereunder and any and all of the rights of Seller hereunder are subject to the provisions of Section 3 hereof and the prior payment in full in cash of any and all Superior Debt (other than contingent indemnity obligations).

(a) To induce the Seller to accept this Note, Milnot Company (the “Guarantor”) unconditionally and irrevocably (i) guarantees the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise), and at all times thereafter, of the obligations of the Company under this Note, including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, and whether enforceable or unenforceable as against the Company, now or hereafter existing, or due or to become due; and (ii) agrees to pay any and all expenses (including reasonable attorneys’ fees and disbursements) which may be paid or incurred by the Seller in enforcing any rights with respect to, or collecting against, the Guarantor hereunder. This guaranty constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by the Seller.

(b) This Note may be amended, modified, supplemented or terminated, in whole or in part, as the Company and the Seller may deem advisable from time to time; and any guarantee or right of offset may be sold, exchanged, waived, surrendered or released, all without the necessity of any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, which will remain bound hereunder, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. When making any demand hereunder against the Guarantor, the Seller may, but shall be under no obligation to, make a similar demand on the Company or any other guarantor, and any failure by the Seller to make any such demand or to collect any payments from the Company any other guarantor or any release of Seller or any other guarantor or of the Guarantor’s obligations or liabilities hereunder shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Seller against the Guarantor hereunder. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(c) The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the obligations under this Note and notice of or proof of reliance by the Seller upon this guaranty or acceptance of this guaranty, and the obligations created hereunder shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guaranty. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or non-payment to or upon the Company with respect to the obligations created hereunder. This guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to the validity, regularity or enforceability of this Note. This guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Seller, and is respective permitted successors and assigns (including each holder from time to time of this Note) until all of this Note and the obligations of the Guarantor hereunder shall have been indefeasibly satisfied by payment in full in cash or cash equivalents.

16. Notices. All Notices shall be deemed duly given, made or delivered only if made in accordance with the Purchase Agreement.

* * * * *

IN WITNESS WHEREOF, the Company has executed and delivered this Secured Subordinated Promissory Note on the date first above written.

EAGLE FAMILY FOODS, INC.

By:	/s/ Craig Steinke
Name:	Craig Steinke
Its:	President and CEO

Acknowledged and agreed:

MILNOT HOLDING CORPORATION

By:	/s/ Alain Souligny
Name:	Alain Souligny
Its:	Chief Financial Officer

IN WITNESS WHEREOF, the Guarantor has executed this Subordinated Promissory Note for purposes of being bound by the provisions of Section 15 hereof only on the date first above written.

MILNOT COMPANY

By:	/s/ Craig Steinke
Name:	Craig Steinke
Its:	President and CEO